EXHIBIT 5
Central Vermont Public Service Corporation Legal Department 77 Grove Street Rutland, Vermont 05701
Kenneth C. Picton, Esq. Assistant General Counsel	Phone: (802) 747-5372 Fax: (802) 747-2189 kpicton@cvps.com

November 24, 2008

Morgan Stanley & Co. Incorporated (as representative of the several Underwriters named in Schedule II to the Underwriting Agreement referred to below)
1585 Broadway
New York, New York 10036

Re:Issuance of 1,190,000 shares of Common Stock of Central Vermont Public Service Corporation (the “Company”) pursuant to the Underwriting Agreement dated November 18, 2008 among the Company and Morgan Stanley & Co. Incorporated as representative of the several Underwriters named in Schedule II to the Underwriting Agreement (the “Underwriting Agreement”)

Ladies and Gentlemen:

I am Assistant General Counsel to the Company, a corporation organized and existing under the laws of the State of Vermont.

In that capacity I am familiar with the matters relating to the issue and sale by the Company to the several underwriters named in Schedule II of the Underwriting Agreement (the “Underwriters”), for whom you are acting as representative, of 1,190,000 shares of its common stock, par value $6.00 per share (the “Shares”).  The shares of common stock, par value $6.00 per share, of the Company to be outstanding after giving effect to the sales contemplated by the Underwriting Agreement are hereinafter referred to as the “Common Stock.”

Also in that capacity, I am familiar with the preparation, execution, filing and/or delivery of:  (a) a registration statement, including a prospectus, on Form S-3 (File No. 333-151097)(including the documents incorporated by reference therein), which the Company has filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, relating to the securities, including the Shares, to be issued from time to time by the Company (“Registration Statement”); (b) the related prospectus dated June 30, 2008 (“Basic Prospectus”); (c) a Preliminary Prospectus Supplement, issued November 17, 2008; and (d) a Final Prospectus Supplement, issued November 18, 2008; and (e) the Underwriting Agreement relating to the offering of the Shares including the pricing term sheet set forth in Schedule III thereto.

I have examined copies of the following instruments and documents: (i) the Articles of Association and By-laws of the Company; (ii) the Resolutions of the Company's Board of Directors dated May 6, 2008, November 14 and continued on November 17, 2008, and the Minutes of the Executive Committee of the Board of Directors, dated November 18, 2008, relating to the Registration Statement, Underwriting Agreement, issuance of the Shares and form of share certificate; (iii) corporate records of the Company’s subsidiaries Central Vermont Public Service Corporation-East Barnet Hydroelectric, Inc,  CV Realty, Inc., Catamount Resources Corporation, Custom Investment Corporation, Eversant Corporation, and SmartEnergy Water Heating Services, Inc. (such subsidiaries, collectively, the “consolidated subsidiaries”); and the Order of the Vermont Public Service Board (“PSB”), entered August 20, 2008, in Docket No. 7444.  I have also reviewed, and to the extent I have deemed appropriate relied upon, certificates of officers of the Company or of government officials as to certain factual matters.  In addition, I have reviewed such other instruments and documents as I have deemed necessary or appropriate as the basis for the opinions hereinafter expressed, and I have conducted such other investigations of fact and law as I have considered appropriate.

Terms used but not defined herein shall have the meanings provided in the Underwriting Agreement; terms defined herein that are also defined in the Underwriting Agreement shall be considered to incorporate the complete definitions as provided in the Underwriting Agreement.

Based upon the foregoing I am of the opinion that:

(i) the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole;

(ii) each consolidated subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole;

(iii) the authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus;

(iv) the shares of Common Stock outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid and non-assessable;

(v) all of the issued shares of capital stock of each consolidated subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims;

(vi) the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights;

(vii) the Underwriting Agreement has been duly authorized, executed and delivered by the Company;

(viii) the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Underwriting Agreement will not contravene any provision of applicable law or the articles of association or by-laws of the Company or, to the best of such counsel’s knowledge, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any consolidated subsidiary, or, to the best of such counsel’s knowledge, any agreement or other instrument binding upon the Company or any of its consolidated subsidiaries, except for contraventions of agreements or instruments that are not material to the Company and its subsidiaries, taken as a whole, and that do not have a material adverse effect on the ability of the Company to execute, deliver or perform its obligations under this Agreement, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except (A) approval of the PSB and (B) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Shares; and

(ix) after due inquiry, such counsel does not know of any legal or governmental proceedings pending or threatened to which the Company or any of its consolidated subsidiaries is a party or to which any of the properties of the Company or any of its consolidated subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not so described or of any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

I express no opinion as to any question of law other than the law of the State of Vermont and the law of the United States of America.

Sincerely,

/s/ Kenneth C. Picton

Kenneth C. Picton

KCP/k